INDEPENDENT AUDITORS' CONSENT


 We consent to the incorporation by reference in this Pre-Effective Amendment No. 6 to the Registration Statement of The BlackRock New York Insured Municipal 2008 Term Trust, Inc. (Investment Company Registration No. 811-7094) of our report dated February 11, 2000, relating to the financial statements of The BlackRock New York Insured Municipal 2008 Term Trust, Inc. as of December 31, 1999 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

 We also consent to the reference to our Firm under the heading "Independent Auditors" in the Statement of Additional Information.


 Deloitte & Touche LLP
 New York, New York
 February 18, 2000